Exhibit 99.2

NEWS RELEASE

Travelers Chairman and CEO Sends Message to Employees on

Leadership Transition

NEW YORK, August 4, 2015 — The Travelers Companies, Inc. (NYSE: TRV) Chairman and CEO Jay S. Fishman today sent the following message to Travelers employees:

To my partners and friends,

I am very pleased to announce that Alan Schnitzer will succeed me as Chief Executive Officer later this year, and will then join our Board of Directors. I will then assume the management role of Executive Chairman and remain on the Board. I look forward to working with Alan, the senior leadership team and all of you to build on our impressive record.

Those of you who have met Alan know that he is a leader of extraordinary talent, judgment, versatility and heart. He brings deep knowledge of our company and our business to his new role. We have benefited greatly from his many contributions in both business and corporate roles and from his insights and strategic thinking as a member of our senior leadership team. Alan is the ideal executive to lead Travelers into its next chapter.

At every company there comes a time for new leadership. Because of the progression of my neuromuscular condition, this time has come a little earlier than I had hoped. But given the strength of the company and with an exceptional leader in Alan more than prepared to become our CEO, there is good reason to make a change now.

Given the progression of the symptoms I have been experiencing since informing all of you of my illness, it appears likely that I am dealing with a variant of Amyotrophic Lateral Sclerosis, or ALS. While this is a progressive disease, anyone who has seen me can tell you that I am more than able to play an active role in Travelers’ future.

I first became CEO of our predecessor company in 1998. When I was appointed CEO of The St. Paul in October 2001, our industry was on the verge of transformation. Amidst substantial changes in our industry, we executed the successful merger of St. Paul and Travelers and set our course as a return-focused company. These actions contributed significantly to our ability to deliver in good times and bad, through financial crises, periods of low interest rates, volatile weather and intense competition. Our total shareholder return over the past decade places us in the top tier of financial services firms and helped earn us a place as the only property casualty company in the Dow 30.

It is important to me that I let each of you know that I get way too much personal credit for the success we have experienced together. This is a very big place, and the strong sense of partnership here is just remarkable. There aren’t enough words or Chairman’s Awards for me to convey to you that I know that everything we have accomplished we have done together. The credit for our success is to be shared by everyone here. I am incredibly blessed to have been in the right place at the right time.

Thank you for what you do every day for our company. My family and I could not be more grateful for the outpouring of support and good wishes we’ve received from people both inside and outside the company over the past several months. This means more than you could ever imagine. I feel privileged and proud to work with such a great group of people and look forward to being part of Travelers’ bright future.

With much gratitude,

Jay

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $27 billion in 2014. For more information, visit www.travelers.com.

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Media:
Patrick Linehan, 917-778-6267
plinehan@travelers.com

Investors:
Gabriella Nawi, 917-778-6844
gnawi@travelers.com